Exhibit 10.5

RESTRICTED STOCK REPURCHASE AGREEMENT

This Restricted Stock Repurchase Agreement (the “Agreement”) is made and entered into effective as of ________________________, 2015, by and between Actelis Networks Inc., a Delaware corporation (the “Company”) and Tuvia Barlev (the “Stockholder”).

RECITALS

A. Company and certain investors (the “Investors”), have entered into a Stock Purchase Agreement (the “SPA”) and related agreements (the “Investment Agreements”), pursuant to which the Investors shall purchase Series A Preferred Stock of the Company (the “Investment”), under the terms set forth therein.

B. Concurrently with the consummation of the Investment (the “Closing”), the Stockholder will purchase 67,718,081 shares of Common Stock of Company as set forth opposite his signature herein (the “Shares”) at a price per share of US$ 0.0015696.

C. Following the Closing, the Stockholder will continue to be employed by Company.

D. As an inducement for the Investors to consummate the Investment, the Investors desire that the Stockholder to, and the Stockholder is willing to, subject the Unvested Shares (as defined below) to repurchase by the Company, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Vesting; Company Right To Repurchase

1.1. Vesting. Upon the Closing, 17,745,828 of the Shares will be deemed “Unvested”. Although all of the Shares (whether Vested or Unvested) will entitle the Stockholder to all of the rights accorded to a holder of Common Stock of the Company (including the right to cash dividends, if any, and the right to vote such Shares), the Unvested Shares will remain subject to repurchase pursuant to Section 1.3. The Unvested Shares shall become Vested Shares over five (5) years period beginning on February 1, 2015, on a quarterly basis, an amount equal to 887,291 (other than the last quarter, in which 887,299 Shares shall vest) of the Unvested Shares shall vest each quarter of continuous engagement by the Company.

1.2. Escrow. Upon execution of this Agreement, the certificate(s) for Unvested Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any additional or exchanged securities or other property described in Subsection 1.5 below shall immediately be delivered to the Company to be held in escrow. All ordinary cash dividends on Unvested Shares (or on other securities held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. Unvested Shares, together with any other assets held in escrow under this Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or (ii) released to the Purchaser upon his or her request to the extent that the Shares have ceased to be Unvested Shares (but not more frequently than once every six months).

1.3. Company’s Right to Repurchase Unvested Shares.

1.3.1.	Subject to the provisions of Section 1.4, in the event that Stockholder’s employment with the Company is terminated for any reason (by the Stockholder or by the Company) then, for a period of ninety (90) days after the date of termination of employment, the Company shall have a right, but not an obligation, to repurchase the Unvested Shares owned or held by the Stockholder, that remain Unvested on the date of such termination, for a price equal to the price paid or undertaken to pay by the Stockholder for plus interest at the lowest rate allowed such Unvested Shares provided, that if no payment was made then the par value of such Unvested Shares (such exercise by the Company of its right to repurchase Shares pursuant to this Section 1.3.1 herein, a “Repurchase”).

1.3.2.	The Repurchase shall be performed by the Company by written notice to the Stockholder. The Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by the Stockholder or the Stockholder.

1.4. Acceleration of Vesting.

1.4.1.	In the event that the Stockholder’s employment is terminated by the Company without Cause or by the Stockholder with Good Reason, then the Repurchase right shall lapse in full and all of the remaining Unvested Shares shall not be subject to the Repurchase right.

1.4.2.	In the event that a Qualified IPO (as defined below) has occurred and the Stockholder is employed by the Company at such time of the Qualified IPO, then the Repurchase right shall lapse in full and all of the remaining Unvested Shares shall not be subject to the Repurchase right.

1.4.3.	Without derogation to the vesting schedule listed in Section 1.1, in the event that an M&A Transaction (as defined below) has occurred, then the Repurchase right shall lapse, provided that the Stockholder continues to be employed by the Company, as follows:

1.4.3.1.	50% of the Unvested Shares shall vest following 12 months from the effective date of the M&A Transaction; and

1.4.3.2.	50% of the Unvested Shares shall vest following 24 months from the effective date of the M&A Transaction.

1.4.4.	In the event that the acquirer in the M&A Transaction terminated the employment of the Stockholder upon or prior to the M&A Transaction, then the Unvested Shares shall vest in full and all of the remaining Unvested Shares shall not be subject to the Repurchase right.

1.4.5.	For purposes of this Agreement, the terms “Qualified IPO” and “M&A Transaction” shall have the meaning assigned to such term in the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

1.5. Stock Splits, Stock Dividends, Etc. Any shares of capital stock of Company received by the Stockholder with respect to the Unvested Shares as the result of any stock dividend, stock split, recapitalization or other similar event, shall be considered “Unvested Shares” for all purposes of this Agreement and shall be subject to the same vesting schedule as the Unvested Shares with respect to which they were received.

2. Stockholder’s Representations. In connection with this Agreement, the Stockholder hereby represents and warrants to the Company that the Shares are free and clear of restrictions on transfer other than the transfer restrictions as set forth in the Stockholders Agreement (as defined below).

3. No Transfer of Unvested Shares.

3.1. The Stockholder may not Transfer any Unvested Shares, or any interest therein. Any Transfer of Vested Shares may take place only after compliance with the specific limitations and conditions set forth under that Stockholders Agreement dated __________________, 2015 (the “Stockholders’ Agreement”) and all applicable securities laws. Any purported Transfer is void and is of no effect, and no purported transferee thereof will be recognized as a holder of the Unvested Shares for any purpose whatsoever. Should such a Transfer purport to occur, Company may refuse to carry out the Transfer on its books, set aside the Transfer, or exercise any other legal or equitable remedy.

3.2. Certain Definitions. For purposes of this Agreement:

3.2.1.	“Cause” shall have the meaning ascribed to it under the Stockholder’s employment agreement with the Company dated February __, 2015.

3.2.2.	“Good Reason” shall have the meaning ascribed to it under the Stockholder’s employment agreement with the Company.

3.2.3.	“Transfer” shall mean a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of the Unvested Shares.

3.3. Stop-Transfer Notices. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

3.4. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

3.5. Right of first Refusal and Co-Sale. Notwithstanding anything to the contrary, any permitted Transfer by Stockholder to a third party shall be subject to the restrictions on transfer of Stockholder Shares pursuant to the Right of First Refusal and Co-Sale provisions under the Stockholders’ Agreement.

3.6. Taxes.

3.6.1.	The Stockholder acknowledges that it has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this Agreement and that it is its sole responsibility, and not the Company’s, to bear all taxes with respect to the Unvested Shares including filing of any election under applicable Code Sections.

3.6.2.	The Stockholder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (“Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to the Repurchase set forth in Section 1.3(a) above. The Stockholder understands that he may elect to be taxed at the time the Shares are purchased, rather than when and as the Repurchase expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. The Stockholder understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for the Stockholder. The Stockholder further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. The Stockholder acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete.

4. Miscellaneous.

4.1. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

4.2. Legends. Any stock certificates representing the Unvested Shares shall be legended at the request of Company with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

4.3. Representations and Warranties. The Stockholder represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against the Stockholder in accordance with its terms.

4.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of California, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in the State of California, United States, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.6. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

4.7. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

4.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

4.10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram, telex or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

4.11. Spousal Consent. Concurrently with the execution hereof, and as a condition precedent to the effectiveness hereof, the Stockholder shall cause his spouse to execute the Spousal Consent in the form of Exhibit A attached hereto and incorporated herein by reference.

If to Company:	Actelis Networks Inc.

47800 Westinghouse Drive
Freemont, CA 94539
Fax: (510) 657-8006
Tel: (510) 545-1042

with a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz LLP
50 Congress Street, Suite 1040
Boston, MA 02109
Attn: Oded Kadosh, Esq.

If to the Stockholder:	Tuvia Barlev

47800 Westinghouse Drive
Freemont, CA 94539

IN WITNESS WHEREOF, the parties have caused this Stock Repurchase Agreement to be duly executed on the date and year first above written.

Actelis Network Inc.

By:
Name:
Title:

By:	Number of Shares of Common Stock of Actelic Networks Inc.:
Tuvia Barlev

Exhibit A

SPOUSAL CONSENT

I, __________________________, spouse of Tuvia Barlev, acknowledge that I have read the Restricted Stock Repurchase Agreement, dated as of _________________ _____, 2015, to which this Consent is attached as Exhibit A (the “Agreement”), and that I acknowledge the contents of the Agreement. I am aware that the Agreement contains provisions regarding the transfer of shares of capital stock of the Company which my spouse may beneficially own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement insofar as I may have any rights under any applicable community property laws or similar laws relating to marital property in effect in any state or country.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Exhibit B

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1) The taxpayer who performed the services is:

Name:

Address:

Taxpayer Id. No.:

(2) The property with respect to which the election is being made is shares of the common stock of _______________________.

(3) The property became subject to restriction on _________________ _____, 2015.

(4) The taxable year in which the election is being made is the calendar year 2015.

(5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer’s employment with the issuer is terminated. The issuer’s repurchase right lapses in a series of installments over a ______ period ending on _________________ _____, 201_.

(6) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $______ per share.

(7) The amount paid for such property is $0.____ per share.

(8) A copy of this statement was furnished to Actelis Networks, Inc., for whom taxpayer rendered the services underlying the transfer of property.

(9) This statement is executed on _________________ _____, 2015.

Spouse (if any)	[Taxpayer’s Name]

This election must be filed with the Internal Revenue Service Center with which the founder files his or her Federal income tax returns and must be filed within 30 days after the date of purchase. This filing should be made by registered or certified mail, return receipt requested. The founder must retain two copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.